Exhibit 99.5

AdCare Appoints William McBride III as CEO and President

- Industry Veteran to Lead Company’s Transition to
Property Owner and Leasing Company -

ATLANTA, GA, October 13, 2014-AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) today announced that its Board of Directors has appointed William “Bill” McBride III as Chief Executive Officer and President, and as a member of the Board serving as a Class I director, effective immediately. A veteran of the REIT industry, Mr. McBride steps out of retirement to assume the positions.

“Bill brings to AdCare more than 30 years of healthcare, financing, real estate and corporate leadership experience, making him uniquely qualified to further our transition from an owner and operating company to an owner and leasing company,” stated David Tenwick, AdCare’s Chairman and Interim Chief Executive Officer. “Bill is an industry expert and proven leader in both the long-term care and real estate investment trust (REIT) businesses. His direct operational experience as CEO of a public assisted living company, coupled with his accomplishments leading a REIT, will prove invaluable as we execute this strategic plan and complete our transition.”

Mr. McBride retired as Chairman and CEO of Assisted Living Concepts, now Enlivant, a pioneer in the assisted living industry, in 2000. An accomplished career, he completed the first IPO of a public assisted living company, expanded the company from four to 170 properties through new construction in 14 states and financed the company’s growth through sales leaseback and mortgage financing transactions. Prior, Mr. McBride served as President, Chief Operating Officer and Director of LTC Properties, a real estate investment trust company which he co-founded in 1992. While there, he completed the largest REIT IPO at the time and successfully completed over $500 million in acquisitions and public financings, two securitization transactions, while increasing the company’s cash flow and dividends per share by more than 70%.

Mr. McBride began his career as a healthcare consultant with Arthur Young where he focused primarily on Medicare and Medicaid revenue enhancement strategies for nursing homes and hospitals. He then parlayed this experience into a leadership position at Beverly Enterprises where he served as Vice President and Controller of the largest operator of nursing homes in the United States.

Bill is a graduate of the University of California Los Angles (UCLA) with an undergraduate degree in Economics and a Masters in Business Administration. Mr. McBride has also served on the Board of Directors and as Chairman of the Financing Committee of Malan Realty Properties, a NYSE listed commercial property REIT.

In connection with Mr. McBride’s appointment as AdCare’s Chief Executive Officer and President, Mr. McBride received a ten-year warrant to purchase 300,000 shares of AdCare's common stock with an exercise price of $4.49 per share. One-third of the shares underlying the warrant will vest on each of October 10, 2015, October 10, 2016 and October 10, 2017, with the vesting of the warrant accelerating upon termination of Mr. McBride’s employment (other than a termination by AdCare for cause or by Mr. McBride without good reason). The warrant was approved by the Compensation Committee of the Board of Directors, as well as the entire board, and was issued to Mr. McBride, pursuant to Section 711(a) of the NYSE MKT Company Guide, as a material inducement to Mr. McBride entering into employment with AdCare.
About AdCare Health Systems
AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a recognized provider of senior living and health care facility management. Since the Company’s inception in 1988, it has owned and managed long-term care facilities and retirement communities, and has sought to provide the highest quality of healthcare services to the elderly through its operating subsidiaries, including a broad range of skilled nursing and sub-acute care services. The Company has implemented a strategic plan pursuant to which, through a series of leasing transactions, it will transition from an owner and operator of healthcare facilities to a healthcare property holding and leasing company. For more information about AdCare, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “plans,” “intends,” “anticipates” and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to: (i) statements regarding the strategic plan to transition the Company to a healthcare property holding and leasing company; (ii) statements regarding expense reductions, alternative financing options, reduced financing costs, run-rates and improved valuations; (iii) statements regarding anticipated dividend payments; (iv) statements regarding additional strategic alternatives; (v) statements regarding financial and operational improvements; and (vi) statements regarding the outlook for financial metrics. Such forward-looking statements reflect management's beliefs and assumptions and are based upon information currently available to management and involve known and unknown risks, results, performance or achievements of AdCare, which may differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by AdCare with the Securities and Exchange Commission and include, among others, AdCare's ability to secure lines of credit and/or an acquisition credit facility, AdCare’s ability to refinance its current debt on more favorable terms, AdCare’s ability to expand its borrowing arrangement with certain existing lenders, AdCare’s ability to raise equity capital, AdCare’s ability to improve operating results, changes in the health care industry because of political and economic influences, changes in regulations governing the health care industry, changes in reimbursement levels including those under the Medicare and Medicaid programs and changes in the competitive marketplace. There is no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. Except where required by law, AdCare undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

In addition, each facility mentioned in this press release is operated by a separate, wholly owned, independent operating subsidiary that has its own management, employees and assets.
References to the consolidated Company and its assets and activities, as well as the use of terms such as “we,” “us,” “our,” and similar verbiage, is not meant to imply that AdCare Health Systems, Inc. has direct operating assets, employees or revenue or that any of the facilities, the home health business or other related businesses are operated by the same entity.

Company Contacts	Investor Relations
David Tenwick, Chairman	Brett Maas, Managing Partner
740-549-0400	Hayden IR
Tel (646) 536-7331
or	brett@haydenir.com

Bill McBride, CEO
AdCare Health Systems, Inc.
404-781-2884
info@adcarehealth.com